Exhibit 5.1

[Jones Day Letterhead]

June 15, 2015

Monster Beverage Corporation

1 Monster Way

Corona, California 92879

Re:    Registration Statement on Form S-8 Filed by Monster Beverage Corporation

Ladies and Gentlemen:

We have acted as counsel for Monster Beverage Corporation, a Delaware corporation formerly known as New Laser Corporation (the “Company”), in connection with the filing by the Company, as successor to Monster Beverage Corporation, a Delaware Corporation, of post-effective Amendment No. 1 to the Registration Statement on Form S-8 (the “Registration Statement”) filed by the Company to register under the Securities Act of 1933, as amended (the “Act”), an aggregate of 2,000,000 common shares (the “Shares”), par value $0.005 per share, of the Company issuable pursuant to the Hansen Natural Corporation 2001 Stock Option Plan (the “Plan”).

In connection with the opinion expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinion. Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that the Shares that may be issued or delivered and sold pursuant to the Plan and the authorized forms of stock option or other applicable award agreements thereunder will be, when issued or delivered and sold in accordance with the Plan and such agreements, validly issued, fully paid and nonassessable, provided that the consideration for the Shares is at least equal to the stated par value thereof.

The opinion expressed herein is limited to the General Corporation Law of the State of Delaware, as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction. In addition, we have assumed that the resolutions authorizing the Company to issue or deliver and sell the Shares pursuant to the Plan and the applicable award agreements will be in full force and effect at all times at which the Shares are issued or delivered or sold by the Company, and that the Company will take no action inconsistent with such resolutions. In rendering the opinion above, we have assumed that each award under the Plan will be approved by the Board of Directors of the Company or an authorized committee of the Board of Directors.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Jones Day